Exhibit 2.2

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

THE TORONTO-DOMINION BANK

AND

THE SOUTH FINANCIAL GROUP, INC.

DATED AS OF MAY 16, 2010

Exhibit A        Form of Certificate of Designations of Preferred Stock, Series M

INDEX OF DEFINED TERMS

Page

Agreement	2
Certificate of Designations	2
Company	2
Merger	2
Merger Agreement	2
Merger Sub	2
NASDAQ	5
Parent	2
Parent Process Agent	11
Parent Shares	3
Preferred Shares	2
Share Purchase	3
Share Purchase Closing	3

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of May 16, 2010 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), by and between The Toronto-Dominion Bank, a Canadian chartered bank (“Parent”), and The South Financial Group, Inc., a South Carolina corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently and in connection with the execution of this Agreement, Parent, the Company and Hunt Merger Sub, Inc., a South Carolina corporation and wholly-owned subsidiary of Parent (“Merger Sub”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”) whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation of the Merger;

WHEREAS, as a condition to the entry by Parent into the Merger Agreement, the Company desires to issue and sell to Parent 100 shares of Preferred Stock, Series M, no par value, of the Company (the “Preferred Shares ”) with the rights, privileges and voting powers, and limitations and restrictions thereof, as set forth in the certificate of designations attached as Exhibit A hereto (the “Certificate of Designations ”) made a part of the Company’s Articles of Incorporation by the filing of the Certificate of Designations with the Secretary of State of the State of South Carolina; and

WHEREAS, in consideration for the issuance and sale by the Company of the Preferred Shares, Parent desires to issue to the Company 1,000 common shares, no par value per share, of Parent (the “Parent Shares”).

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1  Defined Terms.  Initially capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

ARTICLE II

ISSUANCE OF THE PREFERRED SHARES AND THE PARENT SHARES

2.1.  Share Purchase.  Upon the terms and subject to the conditions set forth in this Agreement, at the Share Purchase Closing (as defined in Section 2.2) the Company shall issue and sell to Parent the Preferred Shares, and as consideration therefor Parent shall issue to the Company the Parent Shares (the “Share Purchase”).

2.2.  Share Purchase Closing.  At the Share Purchase Closing, the Company will deliver a certificate representing the Preferred Shares and registered in the name of Parent, and Parent will deliver a certificate representing the Parent Shares and registered in the name of the Company.  Subject to the satisfaction of the conditions set forth in Article V, the time, date and place of such deliveries (including any additional documents requested by Parent pursuant to Section 7.2 hereof) shall be specified by Parent (the “Share Purchase Closing”); provided that the date of the Share Purchase Closing shall be no later than the day that is two (2) Business Days after satisfaction or waiver of the latest to occur of the conditions set forth in Article V.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.  Representations and Warranties of the Company. The Company represents and warrants to Parent as of the date hereof that:

(a)  Existence and Power.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of South Carolina.  The Company has all requisite corporate power and authority to own, lease or operate all of its properties, rights and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties, rights and assets owned, leased or operated by it makes such licensing or qualification necessary.

(b)  Capitalization. Except as otherwise set forth in the Company Disclosure Schedule: The authorized capital stock of the Company consists of 325,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of the Capitalization Date, there were 215,671,871 shares of Company Common Stock issued and outstanding (which includes 31,214 outstanding Company Restricted Shares) and 347,000 shares of Company Preferred Stock outstanding (consisting of 347,000 shares of the Series 2008-T Preferred Stock). No other shares of Company Common Stock or Company Preferred Stock were issued or outstanding as of such date. Since the Capitalization Date and through the date of this Agreement, the Company has not (x) issued or authorized the issuance of any shares of Company Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or Company Preferred Stock, except for issuances of Company Common Stock as a result of the exercise of Company Options listed in Section 4.2(b) of the Company Disclosure Schedule, (y) reserved for issuance any shares of Company Common Stock or Company Preferred Stock or (z) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Company Common Stock. As of the date of this Agreement, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance, except for (i) an aggregate of 10,106,796 shares of Company Common Stock reserved for issuance upon the exercise of the Warrant, (ii) an aggregate of 6,497,553 shares of Company Common Stock reserved for issuance upon the exercise of Company Options and Company SARs, for the settlement of Company RSUs and for future issuance of Company Restricted Shares, in each case pursuant to the Company Stock Incentive Plans, and (iii) an aggregate of 97,667 shares of Company Common Stock for issuance in connection with purchase rights under the Company ESPPs. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c)  Authorization. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby (which for all purposes hereof shall include, without limitation, the issuance of the Preferred Shares), has been duly authorized by all necessary action on the part of the Company, and this Agreement is a valid and binding obligation of the Company enforceable against it in accordance with its terms.

(d)  Authority; Approvals. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of the Company, and no other corporate and no shareholder proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. This Agreement, the Certificate of Designations and the transactions contemplated hereby have been unanimously adopted, approved and declared advisable by the board of directors of the Company. The Audit

Committee of the board of directors of the Company, by resolutions adopted by unanimous vote at a meeting duly called and held, has unanimously and expressly approved the reliance by the Company on the exception from the Shareholder Approval Policy of The NASDAQ Stock Market LLC (“NASDAQ”), as provided in NASDAQ Listing Rule 5635(f) (Financial Viability Exception), in respect of the issuance of the Preferred Shares by the Company to Parent as contemplated by this Agreement, without seeking a shareholder vote.

(e)  Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation by the Company of the transactions contemplated hereby, will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the articles of incorporation of the Company or the articles of incorporation, charter, bylaws or other governing instrument of any Subsidiary of the Company.

(f)  Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Entity or of or with any other third party by or on behalf of the Company or any of its Subsidiaries are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, other than consents or approvals of, or filings or registrations with, the Federal Reserve Board, OSFI, NASDAQ and the Board of Financial Institutions of the State of South Carolina.

(g)  Valid Issuance of Preferred Shares. The Preferred Shares to be issued and sold by the Company to Parent pursuant to this Agreement have been duly authorized and reserved for issuance by all necessary corporate action, and the Company will at all times from the date hereof, except if this Agreement terminates in accordance with its terms, have reserved for issuance the shares of Company Common Stock to be issued upon conversion by Parent of the Preferred Shares as provided for in the Certificate of Designations. When the Preferred Shares are issued and delivered to Parent against receipt of the consideration therefor, such shares will be validly issued, fully paid, non-assessable and free of preemptive rights and with no personal liability attaching to the ownership thereof and will be delivered to Parent free and clear of all Liens. The voting rights of the Preferred Shares provided for in the Certificate of Designations are validly authorized and shall not be subject to restrictions or limitations other than as set forth in Section 4.1.

(h)  Acquisition for Own Account. The Company is acquiring the Parent Shares for its own account and not with a view to the distribution thereof in violation of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

(i)  Private Placement. The Company understands that (i) the Parent Shares have not been (A) registered under the Securities Act or any state securities laws, by reason of their issuance by Parent in a transaction exempt from the registration requirements thereof or (B) qualified for distribution under applicable Canadian securities Laws and (ii) the Parent Shares may not be sold unless such disposition (A) is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder and (B) otherwise complies with applicable Canadian securities Laws.  The Company represents that it is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act).

(j)  Legend. Each certificate representing a Parent Share will bear a legend to the following effect unless Parent determines otherwise in compliance with applicable Law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, INCLUDING THE SECURITIES LAWS OF CANADA.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR APPLICABLE REQUIREMENTS OF CANADIAN LAW.”

3.2.  Representations and Warranties of Parent. Parent hereby represents and warrants to the Company as of the date hereof that:

(a)  Existence and Power. Parent is duly organized and validly existing as a bank under the laws of Canada and has all requisite power and authority to enter into and perform its obligations under this Agreement.

(b)  Authorization; Approvals. Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action of Parent, and no other corporate and no shareholder proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(c)  Non-Contravention. The execution, delivery and performance of this Agreement will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the organizational or governing documents of Parent.

(d)  Consents and Approvals.  No consents or approvals of, or filings or registrations with, any Governmental Entity or of or with any other third party by or on behalf of Parent, other than consents or approvals of, or filings or registrations with, the Federal Reserve

Board, OSFI, NASDAQ and the Board of Financial Institutions of the State of South Carolina, are necessary in connection with the execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby.

(e)  Valid Issuance of Parent Shares. The Parent Shares to be issued and sold by Parent to the Company pursuant to this Agreement have been duly authorized and reserved for issuance by all necessary corporate action. When the Parent Shares are issued and delivered to the Company against receipt of the consideration therefor, such shares will be validly issued, fully paid, non-assessable and free of preemptive rights and with no personal liability attaching to the ownership thereof and will be delivered to the Company free and clear of all Liens.

(f)  Acquisition for Own Account. Parent is acquiring the Preferred Shares for its own account and not with a view to the distribution thereof in violation of the Securities Act.

(g)  Private Placement. Parent understands that (i) the Preferred Shares have not been registered under the Securities Act or any state securities laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the Preferred Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder. Parent represents that it is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act).

(h)  Legend.  Each certificate representing a Preferred Share will bear a legend to the following effect unless the Company determines otherwise in compliance with applicable Law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

ARTICLE IV

OTHER AGREEMENTS

4.1.  Voting of Preferred Shares. Parent hereby agrees that it shall vote (or cause to be voted), in person or by proxy, all of the Preferred Shares it beneficially owns and has the right to vote in favor of the approval of the Merger Agreement at the Company Shareholders Meeting, including any adjournment or postponement thereof (or any other meeting of the shareholders of the Company, however called, at which a proposal regarding the approval of the Merger Agreement is presented to the shareholders of the Company).

4.2.  NASDAQ Notice to Shareholders. As soon as practicable following the date of this Agreement, and in any event not later than one week after the date hereof, the Company will deliver to NASDAQ all documents required by NASDAQ Listing Rule 5635(f) relating to the Company’s reliance on such rule. The Company shall use its best efforts to obtain NASDAQ’s approval of the exception provided by NASDAQ Listing Rule 5635(f) with respect to the Share Purchase as soon as practicable. Within two (2) Business Days after the Company receives notice from NASDAQ granting approval of the exception provided by NASDAQ Listing Rule 5635(f) with respect to the Share Purchase, the Company shall (i) mail the notice to the shareholders of the Company that the Company will issue the Preferred Shares without obtaining shareholder approval and (ii) make a public announcement thereof by the filing of a Current Report on Form 8-K with the SEC, in each case as required by and in compliance with NASDAQ Listing Rule 5635(f).

ARTICLE V

CLOSING CONDITIONS

5.1.  Conditions to Each Party’s Obligation to Effect the Share Purchase Closing. The respective obligations of the parties to effect the Share Purchase shall be subject to the satisfaction, or waiver by the applicable party, of the following condition: no order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the completion of the Share Purchase shall be in effect.

5.2.  Conditions to the Obligations of Parent to Effect the Share Purchase Closing.  The obligations of Parent to effect the Share Purchase shall be subject to the satisfaction, or waiver by Parent, of the following additional conditions: (a)  No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal Parent’s unrestricted and unlimited right to vote the Preferred Shares shall be in effect.

(b)               All approvals and consents of, and filings and registrations with, the Federal Reserve Board, OSFI and the Board of Financial Institutions of the State of South Carolina with respect to the transactions contemplated by this Agreement and any other material regulatory approval required to consummate the transactions contemplated by this Agreement shall have been obtained and made and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(c)                The Company shall have provided notice to the shareholders of the Company that the Company will issue the Preferred Shares without obtaining shareholder approval as required by and in compliance with The NASDAQ Stock Market LLC Listing Rule 5635(f), and the ten (10) day notice period set forth in The NASDAQ Stock Market LLC Listing Rule 5635(f) shall have passed after such notice has been provided.

ARTICLE VI

TERMINATION

6.1.  Termination. This Agreement may be terminated by Parent at any time prior to the Share Purchase Closing if an order, injunction or decree shall have been issued by any court or agency of competent jurisdiction and shall be non-appealable, or other law shall have been issued preventing or making illegal either (A) the completion of the Share Purchase or the other transactions contemplated by this Agreement or (B) Parent’s unrestricted and unlimited right to exercise the voting rights of the Preferred Shares provided for in the Certificate of Designations.  This Agreement shall automatically terminate upon the termination of the Merger Agreement in accordance with its terms.

ARTICLE VII

MISCELLANEOUS

7.1.  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                if to the Company to:

The South Financial Group, Inc.
102 South Main Street
Greenville, South Carolina 29601
Facsimile: (864) 239-6423
Attention: William P. Crawford, Jr.
                  Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Facsimile:  (212) 403-2000
Attention:  Nicholas G. Demmo

(b)               if to Parent to:

The Toronto-Dominion Bank
Toronto Dominion Tower
66 Wellington Street West
Toronto, Ontario M5K 1A2, Canada
Facsimile:  (416) 308-1943
Attention:  Christopher A. Montague
                   Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile:  (212) 455-2502
Attention:  Lee Meyerson
                  Ellen Patterson

7.2.  Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

7.3.  Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and Parent.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

7.4.  Fees and Expenses.  Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

7.5.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement to any person without the express written consent of the other party hereto, except that Parent may assign all or any of its rights and obligations hereunder to any wholly-owned subsidiary of Parent; provided, further, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

7.6.  Governing Law.  (a)  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and wholly performed within such state.  Each of Parent and the Company hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York and in the courts hearing appeals therefrom unless no basis for federal jurisdiction exists, in which event each party hereto irrevocably consents to the exclusive jurisdiction and venue of the Supreme Court of the State of New York, New York County, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of Parent and the Company hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 7.6, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction.  Each of Parent and the Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(b)               Parent hereby irrevocably designates its New York Branch, located at 31 West 52nd Street, New York, NY 10019 (in such capacity, the “Parent Process Agent”) its designee, appointee and agent to receive, for and on its behalf, service of process in such jurisdiction in any action, suit or proceeding arising out of or relating to this Agreement and such service shall be deemed complete upon delivery thereof to the Parent Process Agent; provided, that in the case of any such service upon the Parent Process Agent, the party effecting such service shall also deliver a copy thereof to Parent in the manner provided in Section 7.1 hereof.  Each of Parent and the Company further irrevocably consents to the service of process out of any of the aforementioned courts in any such action, suit or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address specified pursuant to Section 7.1 hereof, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(c)                Each of Parent and the Company expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the State of New York and of the United States of America; provided, that consent by Parent and the Company to jurisdiction and service contained in this Section 7.6 is solely for the purpose referred to in this Section 7.6 and shall not be deemed to be a general submission to said courts or in the State of New York other than for such purpose.

7.7  Entire Agreement.  This Agreement (together with the Merger Agreement, the other Related Agreements and the other documents, agreements and instruments referred to herein) constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement.

7.8.  Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

7.9.  Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this

Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

7.10.  Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

7.11.  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

THE TORONTO-DOMINION BANK

By:  _/s/ Riaz Ahmed
        Name: Riaz Ahmed

Title: Executive Vice President

THE SOUTH FINANCIAL GROUP, INC.

By:  _/s/ H. Lynn Harton

        Name: H. Lynn Harton

Title: President and
                Chief Executive Officer

Exhibit A - Form of Certificate of Preferred Stock, Series M
Included in Exhibit 3.1 to this Report on Form 8-K